Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cloopen Group Holding Limited:

We consent to the use of our report dated November 13, 2020, except for Note 20 (d) and (e), as to which the date is January 19, 2021, with respect to the consolidated balance sheets of Cloopen Group Holding Limited and subsidiaries as of December 31, 2018 and 2019, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes, included herein.

We also consent to the use of our report dated January 19, 2021 with respect to the consolidated balance sheets of Cloopen Group Holding Limited and subsidiaries as of December 31, 2019 and September 30, 2020, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for the nine months ended September 30, 2020 and the related notes, included herein. Our report states that the accompanying consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for the nine months ended September 30, 2019, and the related notes, were not audited by us and, accordingly, we do not express an opinion on them.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Beijing, China
January 19, 2021